SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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OPTi Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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OPTi Inc.

One First Street, Suite 14

Los Altos, CA 94022

CONSENT SOLICITATION STATEMENT

The Board of Directors (the “Board”) of OPTi Inc. (the “Company”) is providing this Consent Solicitation Statement to the Company’s shareholders in connection with the solicitation of written consent pursuant to California General Corporation Law (“CGCL”) Section 603 and Section 2.10 of the Company’s Bylaws. As discussed in more detail in this Consent Solicitation Statement, the Board has unanimously approved the voluntary winding up and dissolution of the Company pursuant to a Plan of Liquidation (the “Proposal”), subject to the approval of the Company’s shareholders.

The Board is soliciting shareholder approval of the Proposal by written consent in lieu of a meeting of shareholders as the Board believes that it is in the best interests of the Company and its shareholders to solicit such approval in the most timely and cost effective manner. A form of written consent is enclosed for your use.

The Board intends to mail this Consent Solicitation Statement and accompanying form of written consent on or about April 19, 2012. The Board has fixed a record date of March 9, 2012 (the “Record Date”) for determination of those shareholders entitled to give written consent.

Your consent is important. Although the Board has approved the Proposal, a vote of shareholders holding shares representing 50% or more of the voting power is required to approve the Company’s voluntary dissolution under California law.

The Board unanimously recommends that you consent to the Proposal. Voluntary proceedings for winding up the Company will commence upon the receipt of the written consent of shareholders holding shares representing 50% or more of the voting power of the Company. However, the Board would like to obtain as many consents as possible.

CONSENT PROCEDURE

General

As discussed in more detail in this Consent Solicitation Statement, the Board is asking the Company’s shareholders to consent to the Proposal.

Voting; Record Date

Only holders of record of Company stock as of the Record Date are entitled to consent to the Proposal. There were 11,645,903 shares of Company common stock outstanding as of the Record Date. Each share of common stock is entitled to one vote on the Proposal.

Vote Required

The Proposal will be deemed approved when and if the written consents of shareholders representing fifty percent (50%) or more of the voting power of the outstanding common stock are received by the Company.

Revocation of Consent

Any shareholder giving written consent to the Proposal may revoke such consent in a writing received by the Company prior to the time that a sufficient number of written consents to approve the Proposal has been received by the Company.

Notice of Availability of Materials

This Consent Solicitation Statement and the written consent form to be completed by shareholders in connection herewith may be obtained by contacting Michael Mazzoni via email at mmazzoni@opti.com or by telephone at (650) 213-8550. The Company’s financial statements for the last two fiscal years ended March 31, 2011 and 2010, and for the interim period ended December 31, 2011, are included below under “Financial Statements”. Shareholders are also encouraged to review the Company’s Annual Report filed with the Securities and Exchange Commission on June 29, 2011 and its most recent Quarterly Report filed on February 16, 2012.

NO APPRAISAL RIGHTS

Neither California law nor the Company’s Articles of Incorporation or Bylaws provide the Company’s shareholders with dissenters’ rights with respect to the Proposal.

PROPOSAL

Voluntary Dissolution of Company Pursuant to Plan of Liquidation

The Company’s shareholders are being asked to consent to wind up and dissolve the Company pursuant to the Plan of Liquidation (the “Proposal”). If approved, the Company will be liquidated pursuant to the Plan of Liquidation described below.

The Board has unanimously approved the voluntary winding up and dissolution of the Company, the Plan of Liquidation, and the submission of the Proposal to the Company’s shareholders for approval.

If the Company’s shareholders do not consent to the Proposal, then the Company will not liquidate at this time. However, the Board believes that it has carefully considered all viable alternatives available to the Company and that liquidation is the best alternative for the reasons set forth below, and accordingly recommends approval of the Proposal.

Background and Reasons for Dissolution

The Company’s business strategy has been to pursue licensing opportunities to resolve potential infringement of the Company’s proprietary intellectual property. However, the Company believes that it has already entered into license agreements with the major developers of core logic chipsets and has exhausted the litigation opportunities that may be worth pursuing. The Company currently has only one legal action pending, and after a thorough review of over twenty other companies using similar technology which was completed in the first half of 2011, the Company has not identified any other potential infringers that it would make economic sense to pursue. The Board also considered the fact that the Company’s patents which form the basis of the Company’s licensing and litigation efforts will expire in July 2015 and February 2016. The Board concluded that even in the unlikely event that the Company were able to identify another viable defendant and were successful in an infringement action against such defendant, by the time of settlement or other resolution of any such action, the value of any payments would be adversely affected by the limited remaining life of the patents. Accordingly, the Board concluded in December 2011 that it is in the best interests of the Company and its shareholders to cease spending the Company’s cash in attempting to identify and pursue potential litigation opportunities which would likely have negative financial results for the Company.

In addition to attempting to identify other potential defendants, the Board has also explored entering into a partnership with another entity and becoming a “non-practicing entity”. Beginning in November 2010 the Company explored an opportunity which would have enabled the Company to license rights to a third party’s intellectual property and pursue licensing opportunities and litigation to resolve potential infringement of such intellectual property. However, in the third quarter of 2011 the third party decided against this partnership in light of the Company’s status as a public company with its resulting reporting obligations. The Company considered terminating its reporting obligations, but determined that doing so would cause the Company’s stock to cease to be traded on the Over the Counter Bulletin Board which would result in loss of liquidity for the Company’s shareholders. In addition, an announcement that the Company was terminating its reporting obligations would likely result in a material reduction in the Company’s share price. The Board determined that these negative consequences to shareholders outweighed the potential benefits to the Company of pursuing this potential partnership.

In 2011, the Company also explored the possibility of operating as a “non-practicing entity”, in which the Company would raise capital to acquire intellectual property rights with the intent of pursuing licensing opportunities and litigation to resolve potential infringement of such intellectual property. However, the Company’s efforts to do so were unsuccessful given the uncertainty that the acquisition of new intellectual property could result in successful litigation. In addition, the Company determined that it would need to raise at least $50 million of new capital in order to compete against larger, more established non-practicing entities to acquire a valuable and diversified intellectual property portfolio and to hire an experienced staff to maximize the value of such portfolio. In October 2011, the Board determined that the Company is not in a position to raise the necessary capital and therefore believes that taking such a course of action would not be in the best interests of the Company and its shareholders.

After considering the foregoing alternatives for more than a year and in light of the absence of other viable alternatives, in December 2011 the Board determined in its business judgment that the shareholders would obtain the greatest return by an orderly winding up and dissolution of the Company, pursuant to which proceeds from the resolution of any remaining litigation and any other assets less payment of applicable liabilities and obligations would be distributed to its shareholders. The Board reached this conclusion independently without participation from any of the major shareholders of the Company. See “Board Approvals and Board Recommendation” below.

Summary of the Plan of Liquidation

If approved by the Company’s shareholders, the winding up of the Company’s business and the Company’s liquidation will proceed pursuant to the Plan of Liquidation (the “Plan”). The Plan is attached hereto as Exhibit A, and this summary of the Plan is qualified in its entirety by reference to Exhibit A.

Effective Date of the Plan; Liquidation Period.

The Plan will become effective upon its approval by the Company’s shareholders holding shares representing fifty percent (50%) or more of the voting power. Pursuant to the Plan, the Company shall take all actions to complete the liquidation and dissolution within the liquidation period, which shall end by the last day of the third year ending after the close of the taxable year during which the first liquidating distribution is made (the “Liquidation Period”), which shall be March 31, 2016. The duration of the Liquidation Period was determined in light of the Company’s ongoing litigation, as the Board was concerned with the Company having sufficient time to prosecute currently pending litigation and any potential appeals. A shorter liquidation period may not allow the Company adequate time to achieve these goals, possibly resulting in the shareholders of the Company not receiving the full value from such litigation. See “Winding Up of Company Business; Ongoing Litigation” below.

Liabilities; Liquidating Distributions.

During the Liquidation Period, the Company shall pay or discharge all of the Company’s liabilities and obligations. The Company’s only significant assets consist of cash and patent infringement claims which it intends to reduce to cash; the Company shall distribute to its shareholders cash available for distribution in such manner as may be determined by the Company’s Board of Directors in its sole discretion subject to the cash needs of the Company to wind up its business, pay its liabilities, pursue pending litigation and defend any new litigation that may be filed against the Company. The cash available for distribution to the shareholders will be reduced by payment of the Company’s outstanding liabilities and obligations, including the expenses of the Company in connection with the resolution of litigation and the winding up process. See “Winding Up of Company Business; Ongoing Litigation” below.

Contingent upon the approval of the Proposal by the Company’s shareholders, the first liquidating distribution to the shareholders will be in the aggregate amount of $12,810,493.30 or $1.10 per share of the Company’s Common Stock and will be made within sixty days after the Company’s announcement that the Proposal has been approved. The pro forma effect of such distribution on the Company’s balance sheet is as follows:

OPTi Inc

Pro Forma Consolidated Balance Sheet

(in thousands)

	December 31, 2011	Proposed Liquidating Distribution	Adjusted December 31, 2011
Current Assets
Cash and cash equivalents	$22,507	$12,811	$9,696
Prepaid expenses and other current assets	49	—	49
Income tax receivable	1,174	—	1,174
Deferred tax assets	—	—	—

Total current assets	23,730	12,811	10,919
Property and equipment, at cost
Machinery and equipment	43	—	43
Furniture and fixtures	17	—	17

	60	—	60
Accumulated depreciation	(50)	—	(50)

Total Property and equipment, net	10	—	10
Other assets
Deposits	—	—	—
Non-current deferred tax assets	—	—	—

Total other assets	—	—	—

TOTAL ASSETS	$23,740	$12,811	$10,929

Current Liabilities
Accounts payable	$79	$—	$79
Accrued expenses	229	—	229
Accrued employee compensation	9	—	9
Taxes payable	—	—	—

Total current liabilities	317	—	317
Other liabilities
Non current deferred tax liability	3,759	—	3,759

Total Liabilities	4,076	—	4,076
Stockholders’ equity	19,664	12,811	6,853

Total stockholders’ equity	19,664	12,811	6,853

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,740	$12,811	$10,929

Aside from a $7,200 Shareholder Return Bonus currently due, none of the Company’s managers will be entitled to any portion of such distribution except in their capacities as shareholders of the Company. No additional Shareholder Return Bonus beyond such $7,200 will be paid unless and until the Company’s pending litigation is successfully resolved. See “Officer Bonus Arrangements” below.

The amount and timing of future distributions will be determined at the sole discretion of the Board subject to the cash needs of the Company to wind up its business, pay its liabilities, pursue pending litigation and defend any new litigation that may be filed against the Company. As soon as it is reasonable and practicable during the Liquidation Period, the Company will make further liquidating distributions to its shareholders. However, the dates and amounts of such subsequent distributions are unpredictable since they are dependent on the outcome and timing of the Company’s currently pending litigation and the amount of expenses to be incurred by the Company in connection with the winding up of the Company (including any expenses incurred in defending the Company and/or its directors against potential litigation from its shareholders or others with respect to the Plan of Liquidation or other matters). See below “Uncertainty Over Winding Up and Dissolution of the Company; Third Party Actions”. No distribution will be made of any business or properties of the Company other than the proceeds of litigation.

Tax Considerations.

The following discussion summarizes certain U.S. federal income tax consequences of the Plan that may be relevant to the shareholders of Company stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued under the Code, law, judicial decisions, and administrative pronouncements, all of which are subject to different interpretation or change. Any change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This discussion only applies to shareholders who hold their shares of Company stock as capital assets and only addresses distributions of cash proceeds as part of the Plan. This discussion does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances (such as shareholders subject to the alternative minimum tax, the Medicare contribution tax or back-up withholding or shareholders owning multiple blocks of Company stock) or that are subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, partnerships, disregarded entities or other flow-through entities, mutual funds, tax-exempt organizations, trusts, estates, retirement plans, regulated investment companies, shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, grantor trusts, insurance companies, traders or dealers in securities or foreign currencies, persons (including traders in securities) using a mark-to-market method of accounting, persons holding the Company stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, any person who is not a “United States person” within the meaning of the Code, former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or persons who acquire Company stock in connection with employment or other performance of services). This summary does not discuss the effect of other U.S. federal tax laws (such as estate and gift tax laws), and does not discuss any state, local, or foreign tax laws or tax treaties.

We have not sought and will not seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the Plan, or that any such position would not be sustained.

Company shareholders should consult their own tax advisors with regard to the application of the tax consequences discussed herein and the application of any other U.S. federal, state, local and foreign tax laws and tax treaties including gift and estate tax laws.

The transactions completed pursuant to the Plan are to result in the “complete liquidation” of the Company within the meaning of Sections 331 and 336 of the Code and the Treasury regulations promulgated thereunder. In general, as part of a “complete liquidation,” shareholders compute gain or loss by subtracting their adjusted basis of the stock from the amount realized (i.e., the net proceeds received in the liquidation) and report any difference as capital gain or loss. See below “Uncertainty Over Winding Up and Dissolution of the Company; Third Party Actions”. Such capital gain or loss will generally be long-term capital gain or loss if a Company shareholder’s holding period in respect of the stock is more than one year. Net long-term capital gains, recognized by a Company shareholder who is an individual, are currently subject to a fifteen percent (15%) rate. As of the date hereof, such reduced rates for long term capital gain are scheduled to increase for tax years beginning after December 31, 2012. The long-term capital gains of Company shareholders that are corporations and the short-term capital gains of both corporate and non-corporate Company shareholders are taxed at the same rates as their ordinary income. The deductibility of capital losses of corporate and non-corporate Company shareholders are subject to limitations. As described above, the Company may make several liquidating distributions (of differing amounts and on various dates) to shareholders pursuant to the Plan. Generally, in a complete liquidation, a shareholder recognizes gain after all basis is recovered but any resulting loss may not be recognized until the shareholder receives the final liquidating distribution.

The Company will, within thirty (30) days after the effective date of the Plan, file a United States Internal Revenue Service Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with the Plan and the carrying out thereof. Further, the Company will provide any shareholder receiving property pursuant to the Plan in excess of $600 or more in a calendar year an IRS Form 1099-DIV.

Each shareholder of Company stock should consult with their own tax advisor to determine whether the shareholder needs to include a statement described in Treasury regulation Section 1.331-1(d)(2) with its federal income tax return for years ending prior to the completion of the complete liquidation.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, COMPANY SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT OR ANY ATTACHED EXHIBIT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL TAX LAW; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OF THE PLAN; AND (3) COMPANY SHAREHOLDERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR.

Winding Up of Company Business; Ongoing Litigation

Upon the receipt by the Company of sufficient shareholder consents for the Proposal, the Company shall cease to carry on business except to the extent necessary for the beneficial winding up thereof and except as to preserve the Company’s goodwill or going-concern value.

The Company intends to continue to conduct its ongoing litigation against VIA Technologies, Inc. and Silicon Integrated Systems Corp. during the Liquidation Period. A trial date has been set for November 2012, however, this date will likely be postponed.

In addition, the Company may be compelled to defend itself and its directors against litigation initiated by its shareholders or others in connection with the Plan of Liquidation and the winding up of the Company. See below “Uncertainty Over Winding Up and Dissolution of the Company; Third Party Actions”.

Governance of the Company During Liquidation Period

Pursuant to CGCL Sections 1903(b) and 2001, the Board and the officers of the Company shall continue to manage and govern the affairs of the Company during the winding up period, through the date of the Company’s dissolution. The Board shall have full powers to wind up and settle the affairs of the Company. During the Liquidation Period, the Board and the officers of the Company will seek to maximize shareholder value in order to maximize the liquidating distributions to each shareholder.

The Company anticipates conducting annual elections for its directors during the Liquidation Period. The Company does not anticipate making changes to the composition of the Board absent the resignation of directors, as the Board will be focused on the orderly winding up of the Company.

The Board and officers of the Company shall continue to be indemnified to the fullest extent permitted by applicable law. It is anticipated that management compensation will remain at current levels until the Company’s litigation has been finally resolved.

Continued Trading of Company Stock

The Company intends to allow for the continued trading of the Company’s stock on the Over the Counter Bulletin Board during the winding up of the Company, until the date of the Company’s final dissolution. While the Company has verified with the OTC Bulletin Board that its stock will continue to trade during the Liquidation Period, there can be no assurance that there will be sufficient activity to permit the stock to do so.

Continued SEC Reporting

The Company also intends to continue to file required reports with the Securities and Exchange Commission until the date of the Company’s final dissolution.

Uncertainty Over Winding Up and Dissolution of the Company; Third Party Actions

The Company’s shareholders are being asked to consent to the Proposal, but may not approve the Proposal. This may result in the Company incurring substantial expense in attempting to develop other alternatives which may not be available or viable. Even if the Company’s shareholders approve the Proposal, there can be no assurances that third parties will not take actions that may delay or derail the Company’s winding up and dissolution. For example, on February 9, 2012 a class action was filed in Federal District Court for the Northern District of California alleging that the directors of the Company breached their fiduciary duties in approving the Proposal and violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 in allegedly issuing a consent solicitation statement with the intention of obtaining shareholder approval. The complaint also alleged that the Company aided and abetted the directors’ breach of fiduciary duty. The Company believes that this action was without merit. The complaint was voluntarily dismissed without prejudice on February 24, 2012, but other actions could be filed by the same plaintiff or others. Defending such actions could reduce the assets of the Company available for distribution to its shareholders.

In addition, on March 24, 2012, the Company’s Chief Executive Officer met with the chief executive officer of a small unrelated public company at the request of the unrelated company’s CEO. The CEO of such company stated that it is considering acquiring control of the Company from the Company’s major shareholders after the payment of the first liquidating distribution with the intent of revoking the election to wind up and dissolve and using the Company to pursue litigation involving patents other than the Company’s current patents. Unlike the partnership that the Board previously considered, this unrelated company has a very limited intellectual property portfolio, and with approximately $4 million in cash, $500,000 in annual operating revenue and significant operating losses, does not have the resources to make a partnership with the Company viable. There can be no assurance that the unrelated company would be successful in acquiring control of the Company, nor if it did so that such company could reverse the Company’s election to wind up and dissolve after the first liquidating distribution has been made. Although there is no case law on point, Section 1902 of the CGCL provides that a company’s election to wind up and dissolve cannot be revoked after the distribution of any assets. Accordingly, the Company believes that the unrelated public company would not be able to reverse the election to dissolve after the Company’s first liquidating distribution. However, if it were successful in reversing the election to dissolve, the first liquidating distribution may no longer be eligible for capital gains treatment, and the information contained in this Consent Solicitation Statement regarding the Plan of Liquidation would no longer be applicable. Although the Company has been unable to ascertain whether this company’s interest in buying the Company’s shares is bona fide, the foregoing is indicative of the uncertainty associated with implementing the proposed Plan of Liquidation.

The Company’s shareholders may also petition the California Superior Court to take jurisdiction over the dissolution of the Company, resulting in uncertainty as to the method and timing of the Company’s dissolution.

There can be no assurance that the liquidation will proceed smoothly or on time or be finally consummated as a result of pending litigation and/or future litigation or other events.

Board Approval and Board Recommendation

The Board has unanimously approved the Proposal and recommends that the Company’s shareholders consent to the Proposal.

The Company’s largest shareholder (S. Muoio & Co. LLC and its affiliates) holds approximately 35% of the Company’s outstanding common stock, and has indicated in its public filings with the Securities and Exchange Commission that it may engage in discussions with the Company regarding the timing and characterization of cash distributions to shareholders and the potential orderly liquidation of the Company. As previously disclosed, this shareholder unsuccessfully attempted to elect its representative to the Company’s Board, but it has not engaged in discussions with the Company regarding liquidation. See Note 10 to the Company’s audited financial statements for the year ended March 31, 2011 below. Although the Board was aware of the position of this shareholder as indicated in the shareholder’s public filings, the Board reached its decision to approve the Proposal independently. No shareholder (other than members of the Board) participated in the decision.

Questions

Any questions regarding the Proposal should be directed to Bernard Marren at bernie@opti.com. However, management’s comments will be limited to the contents of this Consent Solicitation Statement.

DISCLOSURE OF INTERESTED PARTIES

Security Ownership of Certain Beneficial Owners and Management

As of the Record date, there were 11,645,903 shares of Company common stock outstanding. The following table sets forth as of April 13, 2012 information regarding the ownership of Company common stock with respect to Company officers and directors and all persons which own more than 5% of the Company’s stock.

Name of Beneficial Owner	Shares Owned	Percentage Owned
Officers and Directors
Bernard Marren	15,788	*
Kapil Nanda	4,000	*
William Welling	21,333	*
Michael Mazzoni	—	*
Stephen Diamond**	—	*

5% Owners
S. Muoio & Co., LLC	4,097,088	35.2
Raffles Associates LP	716,834	6.1
Weiss Asset Management LP	682,927	5.9
Dimension Fund Advisors Inc.	581,210	5.0

*	Represents beneficial ownership of less than 1% of the Company’s outstanding common stock.
**	Resigned from Board on November 15, 2011.

Officer Bonus Arrangements

The Company has a shareholder return bonus program (the “Bonus”) under which Bernard Marren and Michael Mazzoni receive between 1% to 3% collectively of all third party payments (“TPP”) received by the Company as a result of the Company’s intellectual property strategy. The Bonus is payable upon the earlier of (1) such time as the Company distributes TPP to its shareholders or (2) six months and one day after the Company receives the TPP at issue. The exact percentage of TPP due to Messrs. Marren and Mazzoni under the Bonus is as follows:

	Bonus Percentage Due
Amount of TPP	Bernard Marren	Michael Mazzoni
$1 - $4,980,951	1.8%	1.2%
$4,980,952 - $29,980,951	1.2%	0.8%
Amounts above $29,980,951	0.6%	0.4%

On June 13, 2011, the Company paid Messrs. Marren and Mazzoni a Bonus as disclosed in the Company’s 10-K filed June 29, 2011. One TPP of $240,000 has been received by the Company since the TPP triggering the June 13, 2011 Bonus, for which Messrs. Marren and Mazzoni will receive an aggregate Bonus of $7,200 upon distribution to shareholders. Such $7,200 will be divided between them based on the above schedule, with Mr. Marren receiving $4,320 and Mr. Mazzoni receiving $2,880. In the event the Company receives additional TPP during the Liquidation Period, Messrs. Marren and Mazzoni would be eligible for a Bonus upon the distribution of such TPP to shareholders.

Compensation

Since the Company’s managers will oversee the Company’s orderly winding up and dissolution pursuant to the Plan of Liquidation while still directing the Company’s pending litigation, the Board does not anticipate altering the base compensation to the Company’s managers.

Director Opposition

The Board unanimously approved the Proposal. No director of the Company has stated his opposition to the Company’s winding up and dissolution or to the Plan of Liquidation.

SHAREHOLDER PROPOSALS

No shareholder proposals are included in this Consent Solicitation Statement.

HOUSEHOLDING OF SOLICITATION

The Securities and Exchange Commission permits the Company to satisfy delivery requirements by delivering one consent solicitation statement with respect to two or more shareholders sharing the same address. This process, known as “householding,” potentially provides conveniences for shareholders and savings for the Company.

Only one Consent Solicitation Statement is being mailed to each address in the Company’s records representing a shareholder of record. If additional copies are required, please contact Michael Mazzoni by telephone at (650) 213-8550, by mail at One First Street, Suite 14, Los Altos, CA 94022 or by email at mmazzoni@opti.com.

FINANCIAL STATEMENTS

The Company’s interim unaudited financial statements for the period ended December 31, 2011, and audited financial statements for the years ended March 31, 2011 and 2010, are included below.

OPTi INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	March 31, 2011
	(unaudited)	(audited)*
ASSETS
Current assets:
Cash and cash equivalents	$22,507	$25,779
Prepaid expenses and other current assets	49	105
Income tax receivable	1,174	—
Deferred tax asset	—	556

Total current assets	23,730	26,440
Property and equipment, at cost
Machinery and equipment	43	62
Furniture and fixtures	17	17

	60	79
Accumulated depreciation	(50)	(70)

	10	9
Other assets
Non-current deferred tax assets	—	783

Total other assets	—	783

Total assets	$23,740	$27,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79	$32
Accrued expenses	229	211
Accrued employee compensation	9	684

Total current liabilities	317	927

Other liabilities:
Non-current taxes payable	3,759	4,098

Total liabilities	4,076	5,025

Stockholders’ equity:
Preferred stock, no par value
Authorized shares – 5,000
No shares issued or outstanding	—	—
Common stock
Authorized shares – 50,000
Issued and outstanding – 11,646 at December 31, 2011 and March 31, 2011	13,544	13,544
Retained earnings	6,120	8,663

Total stockholders’ equity	19,664	22,207

Total liabilities and stockholders’ equity	$23,740	$27,232

*	The balance sheet as of March 31, 2011 has been derived from the audited financial statements.

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPTi Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Sales
License and royalties	$240	$12,250	$240	$50,625

Net sales	240	12,250	240	50,625

Costs and expenses
Selling, general and administrative	495	1,382	2,161	4,442

Total costs and expenses	495	1,382	2,161	4,442

Operating income (loss)	(255)	10,868	(1,921)	46,183
Interest and other income, net	3	3	10	8

Income (loss) before provision for income taxes	(252)	10,871	(1,911)	46,191
Income tax provision (benefit)	1,137	6,048	632	20,232

Net income (loss)	$(1,389)	$4,823	$(2,543)	$25,959

Basic net income (loss) per share	$(0.12)	$0.41	$(0.22)	$2.23

Shares used in computing basic per share amounts	11,646	11,646	11,646	11,645

Diluted net income (loss) per share	$(0.12)	$0.41	$(0.22)	$2.23

Shares used in computing diluted per share amounts	11,646	11,646	11,646	11,646

Dividend paid per common share	—	$0.65	—	$1.40

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPTi INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(2,543)	$25,959
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7	3
Deferred income taxes	1,339	10,030

Changes in operating assets and liabilities:
Accounts receivable	—	(7,000)
Prepaid expenses and other current assets	56	(12)
Income taxes receivable	(1,174)	—
Accounts payable	47	(2,057)
Accrued expenses	18	(285)
Accrued employee compensation	(675)	959
Income taxes payable	(339)	6,017

Net cash provided by (used in) operating activities	(3,264)	33,614

Cash flows from investing activities:
Purchase of equipment	(8)	(1)

Net cash used in investing activities	(8)	(1)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	5
Dividend	—	(16,304)

Net cash used in financing activities	—	(16,299)

Net increase (decrease) in cash and cash equivalents	(3,272)	17,314
Cash and cash equivalents, beginning of period	25,779	3,578

Cash and cash equivalents, end of period	$22,507	$20,892

Supplemental disclosures of cash flow information
Income Taxes paid	$739	$4,185

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPTi Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(Unaudited)

1.	Basis of Presentation

The information as of December 31, 2011 and for the three-month and nine-month periods ended December 31, 2011 and 2010, are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company’s management believes to be necessary for the fair presentation of the financial position, results of operations and cash flows for the periods presented. Interim results are not necessarily indicative of results for a full year.

The accompanying financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2011, which are included in this Consent Solicitation Statement and in the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates under different assumptions or conditions.

Summary of Significant Accounting Policies, Income Taxes

Income taxes are calculated under Accounting Standard Codification Topic 740 “Accounting for Income Taxes”. Under ASC 740, the liability method is used in accounting for income taxes, which includes the effects of deferred tax assets or liabilities. Deferred tax assets or liabilities are recognized for the expected tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. The Company provides a valuation allowance to reduce deferred tax assets to the amount that is expected, based on whether such assets are more likely than not to be utilized.

2.	Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the average number of common shares outstanding during the period.

Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares that would be outstanding if all convertible securities were converted into common stock.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Three Months ended		Nine Months ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss)	$(1,389)	$4,823	$(2,543)	$25,959

Weighted average number of common shares outstanding	11,646	11,646	11,646	11,645

Basic net income (loss) per share	$(0.12)	$0.41	$(0.22)	$2.23

Weighted average number of common shares outstanding	11,646	11,646	11,646	11,645
Effect of dilutive securities:
Employee stock options	—	—	—	1

Denominator for diluted net income (loss) per share	11,646	11,646	11,646	11,646

Diluted net income (loss) per share	$(0.12)	$0.41	$(0.22)	$2.23

The Company has excluded options for the purchase of 4,000 shares of Common Stock from the calculation of diluted net (loss) per share for the three and nine months ended December 31, 2011, because such securities are anti-dilutive.

3.	Taxes

As part of the process of preparing the unaudited consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating the current tax liability under the most recent tax laws and assessing temporary differences from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the unaudited condensed consolidated balance sheets.

Income tax expense for the three months ended December 31, 2011 was $1.1 million, or (441) % of pre-tax loss, compared to $6.0 million or 56% of pre-tax income for the three months ended December 31, 2010. Income tax expense for the nine-month period ending December 31, 2011 was $0.6 million, or (33) % of pre-tax loss as compared to $20.2 million, or approximately 44% of pre-tax income for the nine-month period ended December 31, 2010. The effective tax rate for the three and nine-month periods ended December 31, 2011 differs from the U.S. federal statutory rate of 34% primarily due to the prior year tax true up. The effective tax rate for the three and nine-month periods ended December 31, 2010 differs from the U.S. federal statutory rate of 35% primarily due to the unfavorable impact of current federal and state income taxes.

As of December 31, 2011, the Company’s total gross unrecognized tax benefit has decreased by $0.3 million as compared with the balance as of September 30, 2011. The Company has recorded a liability of approximately $3.5 million representing unrecognized tax benefits relating to Federal and State research and development credits. All of this amount would impact the Company’s effective tax rate, if recognized. Penalty and interest of approximately $0.2 million has been accrued in income tax expense.

4.	Cash and Cash Equivalents

The following is a summary of cash and cash equivalents as of December 31 and March 31, 2011 (in thousands):

	December 31,	March 31,
	2011	2011
Cash	$100	$100
Money markets funds	22,407	25,679

	$22,507	$25,779

The accounting standard for fair value establishes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level I	—	Observable inputs such as quoted prices in active markets;

Level II	—	Inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level III	—	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its investments and marketable securities at fair value.

As December 31, 2011 and March 31, 2011, the Company had investments in money market funds of $22.4 million and $25.7 million, respectively, in cash equivalents classified as Level I of the fair market hierarchy and no Level II or Level III investments.

5.	Commitments

The Company leases its facility under a non-cancelable operating lease that expired in December 2011.

Rental expense for the operating lease amounted to $29,000 and $29,000, respectively, for the three months ended December 31, 2011 and December 31, 2010. For the nine-month periods ended December 31, 2011 and 2010, rental expense was $87,000 and $87,000, respectively.

As of December 31, 2011, the Company had no future minimum lease commitments.

In January 2012, the Company entered into a two year non-cancelable operating lease that expires on January 31, 2014.

6.	Subsequent Events

On January 12, 2012, the Company filed a preliminary consent solicitation statement with the Securities and Exchange Commission (“SEC”). Upon finalization of the Consent Solicitation Statement, the Company’s shareholders will be asked to consent to wind up and dissolve the Company pursuant to the Plan of Liquidation. If the holders of shares representing 50% or more of the voting power of the Company consent, the Company will wind up and dissolve pursuant to the Plan of Liquidation as set forth in the Consent Solicitation Statement. If such consent is not obtained, the Company will not liquidate.

In January 2012, the Company entered into a two-year non-cancelable operating lease that expires on January 31, 2014.

Future minimum lease commitments by fiscal year for the facility are as follows:

March 31, 2012	$7,875
March 31, 2013	47,565
March 31, 2014	40,950

Total lease commitment:	$96,390

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

OPTi, Inc.

Palo Alto, CA

We have audited the accompanying consolidated balance sheet of OPTi, Inc. (the “Company”) as of March 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OPTi, Inc. as of March 31, 2011 and 2010, and the results of its operations and cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Armanino McKenna, LLP

San Ramon, California

June 29, 2011

OPTi Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$25,779	$3,578
Accounts receivable	—	450
Prepaid expenses and other current assets	105	24
Deferred tax asset	556	11,385

Total current assets	26,440	15,437

Equipment and furniture
Office equipment	62	58
Furniture and fixtures	17	17

	79	75
Accumulated depreciation	(70)	(66)

	9	9

Other assets
Deposits	—	18
Non-current deferred tax asset	783	56

Total other assets	783	74

Total assets	$27,232	$15,520

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$32	$2,173
Accrued expenses	211	448
Accrued employee compensation	684	12
Taxes payable	—	—

Total current liabilities	927	2,633

Other liabilities
Non current deferred tax liability	4,098	—

Total liabilities	5,025	2,633

Shareholders’ equity
Preferred stock, no par value:
Authorized shares - 5,000,000
No shares issued or outstanding	—	—
Common stock, no par value:
Authorized shares - 50,000,000
Issued and outstanding shares - 11,645,903 at March 31, 2011 and 11,641,903 at March 31, 2010	13,544	13,539
Retained earnings (Accumulated deficit)	8,663	(652)

Total shareholders’ equity	22,207	12,887

Total liabilities and shareholders’ equity	$27,232	$15,520

OPTi Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended March 31, 2011	Year Ended March 31, 2010
Sales
License sales	$50,625	$650

Net sales	50,625	650
Costs and expenses
General and administrative	5,094	7,440

Total costs and expenses	5,094	7,440
Operating income (loss)	45,531	(6,790)
Interest income and other	12	2,319

Income (loss) before provision for income taxes	45,543	(4,471)
Income tax provision (benefit)	19,923	(11,439)

Net income	$25,620	$6,968

Basic net income per share	$2.20	$0.60

Shares used in computing basic per share amounts	11,645	11,642

Diluted net income per share	$2.20	$0.60

Shares used in computing diluted per share amounts	11,646	11,645

The accompanying notes are an integral part of these consolidated financial statements.

OPTI INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

(In thousands, except share amounts)

	COMMON STOCK
	SHARES	AMOUNT	RETAINED EARNINGS/ (ACCUMULATED DEFICIT)	TOTAL SHAREHOLDERS’ EQUITY
Balance at March 31, 2009	11,641,903	$13,539	$(7,620)	$5,919
Net income	—	—	6,968	6,968

Balance at March 31, 2010	11,641,903	$13,539	(652)	$12,887

Issuance of common stock under stock option plans	4,000	5	—	5
Cash dividends	—	—	(16,305)	(16,305)
Net income	—	—	25,620	25,620

Balance at March 31, 2011	11,645,903	$13,544	$8,663	$22,207

OPTi Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended March 31, 2011	Year Ended March 31, 2010
Operating activities
Net income	$25,620	$6,968
Adjustments to reconcile net income to net cash provided by (used) in operating activities:
Depreciation and amortization	4	6
Release of tax valuation allowance	14,200	(11,441)

Changes in operating assets and liabilities:
Accounts receivable	450	300
Prepaid expenses and other current assets	(63)	4
Accounts payable	(2,141)	1,066
Accrued expenses	(237)	(121)
Accrued employee expenses	672	(226)

Net cash provided by (used in) operating activities	38,505	(3,444)

Investing activities
Purchases of property and equipment	(4)	(10)

Net cash used in investing activities	(4)	(10)

Financing activities
Cash dividends	(16,305)	—
Proceeds from issuance of common stock	5	—

Net cash used in financing activities	(16,300)	—

Net increase (decrease) in cash and cash equivalents	22,201	(3,454)
Cash and cash equivalents at beginning of year	3,578	7,032

Cash and cash equivalents at end of year	$25,779	$3,578

Supplemental cash flow information
Cash paid for income taxes	$5,792	$2

OPTi INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

The Company – OPTi Inc., a California corporation, is engaged in licensing its intellectual property for use principally by personal computer manufacturers and semiconductor device manufacturers.

Principles of Consolidation – The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. At March 31, 2011 and 2010 substantially all cash and cash equivalents consisted of money market accounts.

Income Taxes – Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be recognized.

Property and Equipment – Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, ranging from two to five years.

Revenue Recognition – Revenue from license arrangements is recognized when persuasive evidence of an arrangement exists, delivery has occurred and there are no future performance obligations, fees are fixed or determinable and collectability is reasonably assured. Royalties are recorded as revenue when earned and collectability is reasonably assured.

Net Income Per Share – Basic net income per share is computed on the basis of the weighted-average number of shares outstanding for the reporting period. The Company has computed weighted-average shares outstanding for all of the periods presented. Diluted income per share is computed on the basis of the weighted-average number of shares plus dilutive potential common shares outstanding using the treasury method.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board(FASB) issued Accounting Standards Update (ASU) 2010-06, “Improving Disclosures About Fair Value Measurements” (ASU 2010-06), which amends the Fair Value Measurements and Disclosures Topic of the ASC (ASC Topic 820). ASU No. 2010-06 provides additional disclosure requirements on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons for and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a material effect on the Company’s consolidated financial statements.

Note 2 – Shareholders’ Equity

Preferred Stock

The Board of Directors has authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

Stock Option Plans

No options were granted to employees during fiscal years 2011 and 2010.

1993 Stock Option Plan

The Company’s 1993 Stock Option Plan (the “1993 Plan”), which was adopted in February 1993, provides for the granting of 8,066,478 incentive stock options to employees or for the granting of nonstatutory stock options to employees and consultants of the Company. The Board of Directors determines the term of each option, the option price and the condition under which the option becomes exercisable. The options generally vest over four years from the date of grant and expire ten years from the date of grant.

There were no shares outstanding as of March 31, 2011, 2010 and 2009 under the 1993 Stock Option Plan.

1993 Director Stock Option Plan

In February 1993, the Company adopted the 1993 Director Stock Option Plan (the “Director Plan”) and reserved 50,000 shares of common stock for issuance thereunder. Under this plan, non-employee directors are granted options to purchase common stock at 100% of fair market value on dates specified in the plan. The options generally vest over four years from the date of grant and expire ten years from the date of grant. In May 1996, the Company’s shareholders authorized an additional 50,000 shares for grant under the plan.

The activity under the 1993 Director Plan is as follows:

	Outstanding
	Shares	Weighted Ave. Exercise Price Per Share
Outstanding at March 31, 2009	8,000	$2.01
Outstanding at March 31, 2010	8,000	$2.01
Exercised in 2011	(4,000)	$1.27

Outstanding at March 31, 2011	4,000	$2.74

As of March 31, 2011 and 2010, there were 4,000 and 8,000 options outstanding and exercisable, respectively. The weighted average exercise price for the exercisable shares as of March 31, 2011 was $2.74.

Stock Options Outstanding and Stock Options Exercisable:

The following table summarizes information about options outstanding at March 31, 2011:

Options Outstanding				Options Exerciseable
Range of Exercise Price Per Share	Number of Shares	Weighted Average Contractural Life (in years)	Weighted Average Per Share Exercise Price	Number of Shares	Average Weighted Exercise Price Per Share
$2.74	4,000	0.76	$2.74	4,000	$2.74

Activity under our Stock Option Plans is summarized as follows:

	Number of Shares	Weighted Average Per Share Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at April 1, 2010	8,000	$2.01
Outstanding at March 31, 2011	4,000	$2.74	.76	—
Exercisable at March 31, 2011	4,000	$2.74	.76	—

There were no options granted during the fiscal years ended March 31, 2011 and 2010.

Common Stock Reserved

At March 31, 2011, the Company has reserved shares of common stock for future issuance as follows:

1993 Director Stock Option Plan	4,000

Totals	4,000

As of March 31, 2011, the Company has no option available for future issuance.

Note 3 – Net Income Per Share

Basic net income per share per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of common shares if all convertible securities were converted into common stock.

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended March 31,
	2011	2012
Net income	$25,620	$6,968

Weighted average number of common shares outstanding	11,645	11,642

Basic and diluted net income per share	$2.20	$0.60

Weighted average number of common shares outstanding	11,645	11,642
Effect of dilutive securities:
Employee stock options	1	3

Denominator for diluted net income per share	11,646	11,645

Diluted net income per share	$2.20	$0.60

Note 4 – Cash and Equivalents

The following is a summary as of March 31, 2011 and 2010 (in thousands):

	March 31,	March 31,
	2011	2010
Cash	$100	$100
Money Market	25,679	3,478

Total	$25,779	$3,578

The accounting standard for fair value establishes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level I	—	observable inputs such as quoted prices in active markets;

Level II	—	inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level III	—	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures its investments and marketable securities at fair value.

As of March 31, 2011 and March 31, 2010, the Company had cash and investments in money market funds of $25.7 million and $3.6 million, respectively, in cash equivalents classified as Level I in the fair value hierarchy and no Level II or Level III investments.

Note 5 – Commitments

The Company leases its facility under a noncancellable operating lease that expires in December 2011.

Rental expense for operating leases amounted to $116,000 and $107,000, respectively, for the years ended March 31, 2011 and 2010.

Future minimum lease commitments by fiscal year for all facility leases are as follows:

March 31, 2012	$87,890

Total lease commitment	$87,890

Note 6 – Concentrations

Major Customer

During fiscal year 2011 the Company recorded $50,625,000 as revenue. The vast majority of the revenue in fiscal year 2011 was due to licensing agreements with AMD for $35,000,000 and Apple for $12,250,000. The Company received all of its revenue in fiscal year 2010 from a licensing agreement with VIA.

Note 7 – Income Taxes

The components of the provision for income taxes are as follows (in thousands):

	2011	2010
Federal:
Current	$5,886	$—
Deferred	8,263	(9,602)

	14,149	(9,602)

State:
Current	3,936	2
Deferred	1,838	(1,838)

	5,774	(1,836)

Total	19,923	$(11,439)

Reconciliation of the provision for income taxes at the statutory rate to the Company’s provision for income tax is as follows (in thousands):

	2011	2010
Expected benefit at federal statutory rate	$15,485	$(1,520)
State income tax benefit, net of federal effect	2,657	(260)
Valuation allowance	1,780	(11,853)
Tax credit expiration	—	2,366
Other	1	(172)

Provision for (Benefit from) Income Taxes	$19,923	$(11,439)

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,884	$10,702
Tax credit carryforwards	—	824
Depreciation and amortization	2	14
Reserves and accruals	1,340	4

Total deferred tax assets	$3,226	$11,545

Valuation allowance	(1,867)	(104)

Net deferred tax assets	$1,339	$11,441

During fiscal year 2011, the Company recorded an income tax benefit of approximately $19.9 million related to both current and deferred tax expense.

In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses. Based on known sources of future taxable income related to legal settlements consummated during fiscal year 2011, the Company has determined that it is more-likely-than-not that $11.4 million of deferred tax asset will be realized.

The Company’s valuation allowance decreased by $1.8 million and increased by $11.9 million in the twelve months ended March 31, 2011 and 2010, respectively.

As of March 31, 2011, the Company has only state net operating losses of approximately $32.3 million. State net operating loss carryforwards will expire at various dates beginning in 2015 through 2031.

Net operating loss carryforwards reflected above may be limited due to ownership changes as provided in the Internal Revenue Code and similar state provisions.

As of March 31, 2011 the Company did not accrue any interest related to uncertain tax positions. If any future accrual is required, the Company will account for interest related to uncertain tax positions as part of its provision for federal and state income taxes. The Company does not expect its unrecognized tax benefits to materially change over the next twelve months.

A reconciliation of the beginning and ending balance of the consolidated liability for unrecognized income tax benefits during the year ended March 31, 2011 is as follows (in thousands):

	2011	2010
Balance at April 1	$3,911	$1,025
Additions for tax positions of prior years	186	2,934
Reductions for tax positions of prior years	0	(47)

Balance at March 31	$4,097	$3,912

The amount of unrecognized tax benefit which would impact the effective tax rate, if realized, is $4,097 thousand. The realization of unrecognized tax benefits would increase corresponding valuation allowance, thereby offsetting the related rate impact.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is subject to U.S. federal and California income tax examinations by tax authorities for years 1997 – 2010 and 1994 – 2010, respectively.

Note 8 – Employee Benefit Plan

Savings Plan The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pre-tax salary, but not more than the statutory limits. The Company currently matches fifty percent of employee contributions made to the savings plan. During 2011 and 2010, the amount of the Company contribution to the 401k plan was approximately $21,000 and $14,000, respectively. Administrative costs of the plan are immaterial.

Note 9 – Contingencies

On August 2, 2010, the Company announced that it had filed a patent infringement lawsuit on Friday, July 30, 2010, in the United States District Court for the Eastern District of Texas against VIA Technologies, Inc. (“VIA”) and Silicon Integrated Systems Corp. (“SIS”) for infringement of two U.S. patents. The two patents at issue in the lawsuit are U.S. Patent No. 5,710,906 and U.S. Patent No. 6,405,291, all entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleges that VIA and SIS infringe the patents by making, selling, and offering for sale CPUs and core logic products based on and incorporating Predictive Snooping technology and inducing and contributing to the infringement of the patents by others. OPTi has requested a jury trial in this matter. The Company, in its case against VIA and SIS, is seeking damages or other monetary relief, including pre-judgement interest and awarding OPTi’s attorney fees.

The ultimate outcomes of the VIA and SIS legal actions will have significant effects on the Company’s ability to realize ongoing license revenue.

Note 10 – Subsequent Events

On June 9, 2011, S. Muoio & Co. LLC (“SMC”) filed a Complaint to Determine Validity of Election of Corporate Directors and for Ancillary Injunctive Relief (the “Complaint”) in the Superior Court of the State of California for the County of Santa Clara.

The Complaint challenges the validity of the election of corporate directors conducted by OPTi at its annual meeting of shareholders held on May 23, 2011 (“Annual Meeting”) in Palo Alto, CA. SMC specifically seeks a determination that its proposed candidate, Robert H. Edelman, was elected by reason of having the most votes of any candidate at the annual meeting, and related relief. The Company believes that Mr. Edelman was not properly nominated and will contest the allegations in the Complaint.

On June 10, 2011, the Court set an expedited hearing as required by California Corporations Code Section 709. The hearing is scheduled for July 18, 2011 in the Santa Clara County Superior Court.

Note 11 – Quarterly Results of Operations (unaudited)

Summarized quarterly financial information is as follows (in thousands, except per share data):

Year Ended March 31, 2011	June 30	September 30	December 31	March 31
Net revenues	$35,125	$3,250	$12,250	$—
Gross profit	$35,125	$3,250	$12,250	$—
Operating profit (loss)	$33,265	$2,052	$10,868	$(639)
Net income (loss)	$19,790	$1,346	$4,823	$(340)
Basic and diluted net income (loss) per share	$1.70	$0.12	$0.65	$(0.03)

Year Ended March 31, 2010	June 30	September 30	December 31	March 31
Net revenues	$—	$—	$650	$—
Gross profit	$—	$—	$650	$—
Operating profit (loss)	$(2,275)	$(1,164)	$(802)	$(2,548)
Net income (loss)	$(2,142)	$738	$(519)	$8,892
Basic and diluted net income (loss) per share	$(0.18)	$0.06	$(0.04)	$0.76

Exhibit A

Plan of Liquidation

PLAN OF COMPLETE LIQUIDATION AND

DISSOLUTION OF OPTi INC.

The following shall constitute the Plan of Complete Liquidation and Dissolution (the “Plan”) of OPTi Inc., a California corporation (the “Company”), pursuant to Section 1900 and other applicable provisions of the California General Corporation Law (the “California Law”) and the applicable provisions of the Internal Revenue Code, as amended (the “Code”):

1.	Adoption of Plan and Effective Date.

The Effective Date of the Plan (the “Effective Date”) shall be the date of its approval by the Company’s shareholders holding shares representing fifty percent (50%) or more of the voting power.

2.	Authorization to Implement Plan.

The Company shall have the authority to engage in such transactions as may be appropriate to consummate the liquidation and dissolution of the Company. Such transactions shall be completed upon such terms and conditions as shall be determined by the officers of the Company (each, an “Authorized Officer”), with no further approvals by shareholders except as required by law.

3.	Liquidation Period.

The Company shall take all actions to complete the liquidation and dissolution by the last day of the third year ending after the close of the taxable year during which the first liquidating distribution is made (the “Liquidation Period”).

4.	Provisions for Liabilities.

Within the Liquidation Period, the Company shall pay or discharge, or otherwise provide for the payment or discharge of, the Company’s liabilities and obligations, including contingent liabilities and obligations, in such manner as may be determined by any Authorized Officer, which manner may include the assumption of any such liabilities or obligations by one or more shareholders as any Authorized Officer and such assuming shareholder or shareholders may agree.

5.	Distribution to Shareholders.

After provision for liabilities as provided in Paragraph 4, but in any event within the Liquidation Period, the Company shall transfer, convey and deliver to its shareholders all of the assets (including cash) of the Company in such manner as may be determined by any Authorized Officer, and distributions during the Liquidation Period (whether or not in exchange for shares) shall be treated as being made pursuant to this Plan.

6.	Amendment or Abandonment of Plan.

The Board of Directors (the “Board”) may modify or amend the Plan (other than Paragraphs 6 or 7 hereof) at any time without shareholder approval if in the judgment of the Board such action would be in the best interests of the Company or its shareholders. If any amendment or modification appears necessary and in the judgment of the Board will adversely affect the interests of the shareholders, such an amendment or modification will be submitted to the shareholders for approval.

7.	Dissolution.

Upon the taking of all acts required to be taken under the California Law, any Authorized Officer shall file a Certificate of Dissolution of the Company in accordance with Section 1905 and other applicable provisions of the California Law, thereby effecting the dissolution of the Company.

8.	Income Tax Treatment.

The Company intends that the transactions contemplated by this Plan (including all distributions to its shareholders) shall be made as part of (and in furtherance of) a complete liquidation of the Company as described in Sections 331 and 336 of the Code and the comparable provision of applicable state or local tax law. In furtherance of the foregoing, the Board and each Authorized Officer shall take all actions prescribed by Section 6043(a) of the Code (and the corresponding provision of applicable state and local tax law), including filing an IRS Form 966 (and comparable state or local tax forms) within thirty (30) days of the adoption of this Plan (and of any amendments thereto).

9.	Additional Authorization.

The Board or any Authorized Officer is additionally authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and to take such other actions as the Board or any Authorized Officer deems necessary or appropriate in order to insure that the provisions of the Plan are carried out and to effect the complete liquidation and dissolution of the Company in accordance with Section 1900 and other applicable provisions of the California Law and the Code.

Exhibit B

Written Consent Form

WRITTEN CONSENT OF THE SHAREHOLDERS

TO VOLUNTARILY WIND UP AND DISSOLVE OPTi INC.

This consent accompanies and is part of the OPTi Inc. Consent Solicitation Statement dated April 19, 2012.

PLEASE INITIAL, DATE, SIGN, AND RETURN THIS CONSENT BY EMAIL (IN PDF) OR FACSIMILE TO:

OPTi Inc,

Attn: Michael Mazzoni

Email: mmazzoni@opti.com

Fax: (650) 213-8551

INSTRUCTIONS: PLEASE ACKNOWLEDGE YOUR CONSENT FOR THE MATTER LISTED BELOW BY PLACING YOUR INITIALS IN THE SPACE PROVIDED AND SIGNING BELOW. Capitalized terms not defined herein shall have the meanings set forth in the Consent Solicitation Statement delivered herewith.

Consent to Voluntarily Wind Up and Dissolve the Company and Adopt Plan of Liquidation

(Initial)	I hereby consent to the Company’s election to voluntarily wind up and dissolve pursuant to the Plan of Liquidation and authorize the Company and its directors and officers to execute, deliver and file any and all documents or certificates and to take whatever action is deemed necessary or advisable in order to carry out and perform the foregoing.

I HEREBY AGREE TO BE BOUND BY THE WRITTEN CONSENT SPECIFIED ABOVE WITH RESPECT TO ALL OF MY SHARES OF COMMON STOCK OF THE COMPANY.

Signature

Print Name:

Number of Shares Held*:	Date:

*If your shares are held in street name, please state the name, address and telephone number of the holder of record:

Name:

Address:

Telephone Number: